Exhibit 99.1

August 5, 2011

NORTHWEST PIPE REPORTS Q2 2011 RESULTS AND

ANNOUNCES CONFERENCE CALL

Vancouver, WA, August 5, 2011. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the second quarter of 2011 and that it will broadcast its second quarter 2011 earnings conference call on Monday, August 8, 2011, at 9:00 am PDT.

Second Quarter 2011 Results

Net sales for the quarter ended June 30, 2011 increased 49.6% to $143.8 million compared to $96.1 million in the quarter ended June 30, 2010. Gross profit was $17.9 million (12.5% of net sales) in the second quarter of 2011, an increase of $12.1 million from $5.8 million (6.0% of net sales) in the same quarter of 2010. Net income for the second quarter of 2011 was $5.4 million or $0.57 per diluted share compared to a loss of $1.4 million or ($0.15) per diluted share for the same period in 2010.

Water Transmission sales increased by 32.8% to $74.5 million in the second quarter of 2011 from $56.1 million in the second quarter of 2010. The increase in sales was due to a 16% increase in average selling price and a 14% increase in volume. Water Transmission gross profit increased to $12.0 million (16.1% of segment net sales) in the second quarter of 2011 from $5.0 million (8.9% of segment net sales) in the same quarter of the prior year. Water Transmission sales and gross profit were favorably impacted by the mix of contracts produced during the quarter.

Tubular Products sales increased 73.1% to $69.3 million in the second quarter of 2011 from $40.1 million in the second quarter of 2010, driven by a 48% increase in tons sold from 37,635 tons to 55,697 tons and a 17% increase in the average selling price per ton. The most significant increase in demand was for energy pipe, resulting from increases in natural gas and oil drilling operations. This enabled us to utilize the additional capacity brought into production in Bossier City, Louisiana over the course of 2010. Tubular Products gross profit increased to $5.9 million (8.5% of segment net sales) in the second quarter of 2011 from $0.8 million (1.9% of segment net sales) in the same quarter of 2010. While gross profit increased with the increase in sales, it was tempered by higher steel costs as selling prices did not increase as rapidly as steel costs in the second quarter of 2011.

As of June 30, 2011, the backlog of orders was approximately $256 million, with the Water Transmission segment representing approximately $208 million and the Tubular Products segment representing approximately $48 million. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that they have been the successful bidder even though a binding agreement has not been executed.

Outlook

“We expect Water Transmission and Tubular Products sales and profit to continue to grow in 2011 compared to 2010,” said Richard Roman, President and Chief Executive Officer of the Company. “However, we currently project a decline in bidding activity during the remainder of 2011 for our Water Transmission segment which may result in a lower backlog for that segment as we enter 2012.”

Conference Call

The Company will hold its second quarter 2011 earnings conference call on Monday, August 8, 2011 at 9 am PDT. The live call can be accessed by dialing 800-369-3340 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available for 30 days by dialing 888-300-0177 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Richard A. Roman are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales:
Water Transmission	$74,459	$56,060	$133,104	$108,745
Tubular Products	69,342	40,065	122,155	67,762

Net sales	143,801	96,125	255,259	176,507

Cost of sales:
Water Transmission	62,458	51,069	110,912	97,081
Tubular Products	63,414	39,289	110,834	64,562

Total cost of sales	125,872	90,358	221,746	161,643

Gross profit:
Water Transmission	12,001	4,991	22,192	11,664
Tubular Products	5,928	776	11,321	3,200

Total gross profit	17,929	5,767	33,513	14,864

Selling, general, and administrative expense	5,381	6,621	12,696	13,266

Operating income (loss)
Water Transmission	9,861	3,080	18,418	7,736
Tubular Products	5,092	(15)	9,460	1,839
Corporate	(2,405)	(3,919)	(7,061)	(7,977)

Operating income (loss)	12,548	(854)	20,817	1,598

Other expense (income)	1,604	228	1,717	(427)
Interest income	(56)	(235)	(89)	(466)
Interest expense	2,344	1,934	4,718	3,276

Income (loss) before income taxes	8,656	(2,781)	14,471	(785)

Provision for (benefit from) income taxes	3,281	(1,384)	5,530	(444)

Net income (loss)	$5,375	$(1,397)	$8,941	$(341)

Basic earnings (loss) per share	$0.58	$(0.15)	$0.96	$(0.04)

Diluted earnings (loss) per share	$0.57	$(0.15)	$0.96	$(0.04)

Shares used in per share calculations:
Basic	9,327	9,278	9,316	9,264

Diluted	9,355	9,278	9,348	9,264

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	June 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$43	$51
Trade and other receivables, net	93,753	66,474
Costs and estimated earnings in excess of billings on uncompleted contracts	59,811	45,533
Inventories	74,178	80,887
Other current assets	8,008	23,755

Total current assets	235,793	216,700
Property and equipment, net	171,661	171,766
Other assets	40,683	46,739

Total assets	$448,137	$435,205

Liabilities:
Current portion of long-term debt	$6,832	$6,801
Note payable to financial institution	72,819	—
Accounts payable	19,478	28,463
Accrued liabilities	18,388	11,448
Billings in excess of cost and estimated earnings on uncompleted contracts	18,884	14,808

Total current liabilities	136,401	61,520
Note payable to financial institution	—	68,000
Other long-term debt, less current maturities	20,664	25,517
Other long-term liabilities	35,785	34,522

Total liabilities	192,850	189,559

Stockholders’ equity	255,287	245,646

Total liabilities and stockholders’ equity	$448,137	$435,205